Exhibit 99.1

NEWS FROM:

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES 2012 FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (February 14, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2012 fourth quarter operating loss of ($556,000) on total revenue of $6,697,000, as compared to an operating profit of $2,470,000 on total revenue of $10,891,000 in the 2011 fourth quarter. Griffin reported a 2012 fourth quarter loss from continuing operations and a net loss of ($1,026,000) and a basic and diluted loss from continuing operations per share and a basic and diluted net loss per share of ($0.20).  In the 2011 fourth quarter, Griffin reported income from continuing operations of $603,000 and basic and diluted income from continuing operations per share of $0.12 and net income of $712,000 and basic and diluted net income per share of $0.14.  The 2011 fourth quarter included income from a discontinued operation (see below) of $109,000 and basic and diluted income from discontinued operation per share of $0.02.

Griffin incurred a 2012 fourth quarter operating loss, as compared to the 2011 fourth quarter operating profit, due to lower operating profit at Griffin Land, Griffin’s real estate business, partially offset by a lower operating loss at Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, and lower general corporate expense in the 2012 fourth quarter as compared to the 2011 fourth quarter.  The lower operating profit at Griffin Land was principally due to a lower gain on property sales in the 2012 fourth quarter as compared to the 2011 fourth quarter.  In the 2011 fourth quarter there were two sales of undeveloped land for total revenue of $3,600,000 and a total gain of approximately $3,200,000.  The 2012 fourth quarter included the sale of approximately 14 acres of undeveloped land for approximately $1,000,000 with a gain of approximately $700,000.  Griffin Land’s 2012 fourth quarter gain on property sales included an adjustment of approximately $700,000 to reduce previously recorded revenue and gain from the prior quarter’s sale of approximately 93 acres of undeveloped land to Dollar Tree Distribution, Inc. for $7,000,000 in cash proceeds (the “Dollar Tree Sale”). As Griffin Land is required to construct a sewer line to service the property sold, the Dollar Tree Sale is accounted for using the percentage of completion method whereby the revenue and gain on sale are recorded as costs are incurred.  The adjustment in the 2012 fourth quarter to reduce a portion of the previously recorded revenue and gain on the Dollar Tree Sale reflects an increase in the costs, estimated at the end of the fiscal year, to construct the sewer line from the estimated costs at the end of the third quarter.  For the 2012 full year, Griffin Land has recorded revenue of approximately $4,700,000 and a gain of approximately $3,900,000 on the Dollar Tree Sale.  Griffin Land expects the total gain on the Dollar Tree Sale will be approximately $5,900,000 after all costs are incurred, including the costs of completing the construction of the sewer line, which is expected to be in the first half of fiscal 2013.  Property sales occur periodically and changes in revenue from year to year from these transactions may not be indicative of any trends in the real estate business. Operating profit from Griffin Land’s leasing operations was lower in the 2012 fourth quarter as compared to the 2011 fourth quarter, principally due to an increase in depreciation expense as the result of a new 228,000 square foot industrial building, built on speculation, in the Lehigh Valley of Pennsylvania that was completed and placed in service at the end of the 2012 third quarter.  Although there have been expressions of interest by prospective tenants, this new building has not yet been leased.

Imperial’s operating loss in the 2012 fourth quarter was lower than the operating loss incurred in the 2011 fourth quarter, principally due to lower charges in the 2012 fourth quarter for unsaleable plants and plants expected to be sold below cost as seconds and lower selling, general and administrative expenses, partially offset by the inclusion of a gain on insurance settlements in the 2011 fourth quarter.

For the 2012 full year, Griffin reported operating profit of $2,126,000 on total revenue of $36,591,000 as compared to an operating loss of ($225,000) on total revenue of $37,193,000 for the 2011 full year.  Griffin reported a 2012 full year loss from continuing operations of ($681,000) and a basic and diluted loss from continuing operations per share of ($0.13) as compared to a loss from continuing operations of ($2,997,000) and a basic and diluted loss from continuing operations per share of ($0.58) for the 2011 full year.  Griffin reported income from a discontinued operation of $1,647,000 and basic and diluted income from discontinued operation per share of $0.32 for the 2012 full year, as compared to income from a discontinued operation of $523,000 and basic and diluted income from discontinued operation per share of $0.10 for the 2011 full year.  For the 2012 full year, Griffin reported net income of $966,000 and basic and diluted net income per share of $0.19 as compared to a net loss of ($2,474,000) and a basic and diluted net loss per share of ($0.48) for the 2011 full year.

The discontinued operation reflects the operating results prior to sale and the gain on sale of a warehouse building in Manchester, Connecticut, that Griffin Land had owned. On January 31, 2012, Griffin Land closed on the sale of the Manchester warehouse to the tenant that had leased the entire building for net cash proceeds, after expenses, of $15,500,000. Included in Griffin’s income from its discontinued operation in the 2012 full year is a pretax gain of approximately $2,900,000 on the sale of the Manchester warehouse.

Total revenue and operating profit at Griffin Land were higher in the 2012 full year than the 2011 full year, principally due to higher revenue and gain from property sales.  The increased revenue and gain on property sales in the 2012 full year principally reflects the Dollar Tree Sale. Profit from Griffin Land’s leasing operations was higher in the 2012 full year than the 2011 full year, principally due to lower building expenses in 2012 (primarily lower snow removal expense) mainly due to the relatively mild winter weather in 2012 as compared to the more severe winter weather in 2011. Rental revenue at Griffin Land was slightly lower in the 2012 full year than the 2011 full year, principally due to lower revenue from common area maintenance charges to tenants in 2012 as compared to 2011.

Imperial incurred a lower operating loss in the 2012 full year as compared to the 2011 full year, principally due to lower charges for unsaleable inventories in 2012 than 2011.  The effect of the lower inventory charges in the 2012 full year was partially offset by the effect of lower net sales in the 2012 full year as compared to the 2011 full year and the inclusion of a gain on insurance settlements in 2011.

The lower loss from continuing operations in the 2012 full year versus the 2011 full year reflects the overall higher operating results discussed above along with higher investment income and lower interest expense in the 2012 full year as compared to the 2011 full year. The lower interest expense in the 2012 full year as compared to the 2011 full year reflects a higher amount of interest being capitalized in 2012, principally related to the construction of Griffin Land’s new industrial building that was built in the Lehigh Valley of Pennsylvania in 2012. The higher investment income reflects income of approximately $400,000 from Griffin’s investment in Shemin Nurseries Holding Corp. (“SNHC”), in which Griffin held an approximately 14% equity interest during 2012. Subsequent to the end of the 2012 fiscal year, Griffin completed the sale of its investment in SNHC, a private company that operates a landscape nursery distribution business through its subsidiary, Shemin Nurseries, Inc., for initial cash proceeds of approximately $3,200,000.

The net income in the 2012 full year as compared to the net loss in the 2011 full year reflects the lower loss from continuing operations in the 2012 full year and higher income from Griffin’s discontinued operation in the 2012 full year as compared to the 2011 full year. The increase in income from the discontinued operation in the 2012 full year reflects the gain on the sale of the Manchester warehouse in 2012 (see above).

Griffin operates its real estate business, Griffin Land, and Imperial, its landscape nursery business. Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved particularly with respect to the estimated total gain to be realized from the Dollar Tree Sale and other statements that are not historical facts. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Land & Nurseries, Inc.

Consolidated Condensed Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended,				Fiscal Year Ended,
	Dec. 1, 2012		Dec. 3, 2011		Dec. 1, 2012		Dec. 3, 2011
Revenue:
Rental revenue and property sales	$4,993	(1)	$8,295	(1)	$23,748	(1)	$22,183	(1)
Landscape nursery net sales and other revenue	1,704		2,596		12,843		15,010
Total revenue	6,697		10,891		36,591		37,193

Operating profit (loss):
Real estate business	953	(1)	4,307	(1)	8,091	(1)	6,548	(1)
Landscape nursery business	(638	) (2)	(882	) (2)	(1,713	) (2)	(2,685	) (2)
General corporate expense	(871)		(955)		(4,252)		(4,088)
Total operating profit (loss)	(556)		2,470		2,126		(225)

Interest expense	(1,011	) (3)	(974	) (3)	(3,533	) (3)	(4,167	) (3)
Investment income	134		105		613		210
(Loss) income before taxes	(1,433)		1,601		(794)		(4,182)
Income tax benefit (provision)	407		(998)		113		1,185

(Loss) income from continuing operations	(1,026)		603		(681)		(2,997)

Discontinued operation, net of tax: (4)
Income from operations, net of tax	—		109		117		523
Gain on sale of warehouse, net of tax	—		—		1,530		—
Total discontinued operation, net of tax	—		109		1,647		523

Net income (loss)	$(1,026)		$712		$966		$(2,474)

Basic net income (loss) per common share:
(Loss) income from continuing operations	$(0.20)		$0.12		$(0.13)		$(0.58)
Income from discontinued operation (4)	—		0.02		0.32		0.10
Basic net income (loss) per common share	$(0.20)		$0.14		$0.19		$(0.48)

Diluted net income (loss) per common share:
(Loss) income from continuing operations	$(0.20)		$0.12		$(0.13)		$(0.58)
Income from discontinued operation (4)	—		0.02		0.32		0.10
Diluted net income (loss) per common share	$(0.20)		$0.14		$0.19		$(0.48)

Weighted average common shares outstanding for computation of basic per share results	5,140		5,134		5,138		5,130

Weighted average common shares outstanding for computation of diluted per share results	5,140		5,139		5,138		5,130

(1) Revenue and operating profit at Griffin Land were as follows:

	Fourth Quarter Ended,		Fiscal Year Ended,
	Dec. 1, 2012	Dec. 3, 2011	Dec. 1, 2012	Dec. 3, 2011

Revenue from leasing operations	$4,594	$4,695	$17,989	$18,183
Revenue from property sales	399	3,600	5,759	4,000
Total revenue at Griffin Land	$4,993	$8,295	$23,748	$22,183

Operating profit from leasing operations	$807	$1,113	$3,321	$3,006
Operating profit from property sales	146	3,194	4,770	3,542
Total operating profit at Griffin Land	$953	$4,307	$8,091	$6,548

Operating profit from leasing operations includes depreciation and amortization expense, principally related to real estate properties, of approximately $1.6 million and approximately $1.4 million in the 2012 and 2011 fourth quarters, respectively, and approximately $5.8 million and approximately $5.7 million in the 2012 and 2011 full years, respectively.

(2) Includes charges in cost of goods sold of approximately $0.1 million and approximately $0.5 million in the 2012 and 2011 fourth quarters, respectively, and approximately $0.4 million and approximately $1.4 million in the 2012 and 2011 full years, respectively, to increase inventory reserves for unsaleable plants and plants expected to be sold below cost as seconds. The 2011 fourth quarter and 2011 full year include gains of $0.4 million and $0.6 million, respectively, from the settlement of insurance claims.

(3) Interest expense is primarily for mortgages on Griffin Land’s rental properties. Interest expense in the 2012 full year is net of capitalized interest of approximately $0.6 million. There was no interest capitalized in the 2012 fourth quarter. Interest expense in the 2011 fourth quarter and 2011 full year is net of capitalized interest of approximately $0.1 million.

(4) The discontinued operation reflects the results, net of tax, of Griffin Land’s 308,000 square foot warehouse in Manchester, Connecticut that was sold to the tenant in that facility on January 31, 2012.